Exhibit 21.2 - Subsidiaries




                                             Also Does Business Under
Name                          State of Incorporation   Under The Following Names

Diamond Exteriors, Inc.       Delaware            Sears Roofing and Gutters
                                                  and similar names

Marquise Financial
  Services, Inc.              Delaware                 ----------

Solitaire Heating and
  Cooling, Inc.     Delaware                        ----------